Execution Version
EXHIBIT (h)(9)(i)
FIRST AMENDMENT TO
PARTICIPATION AGREEMENT
This First Amendment (“Amendment”) dated as of August 28, 2009, is by and among Nationwide Financial Services, Inc. on behalf of its subsidiary life insurance companies listed on Exhibit C (collectively, “Company”) and the current and any future Nationwide separate accounts as applicable (“Accounts”); BB&T Asset Management, Inc. (the “Adviser”); and BB&T Variable Insurance Funds (the “Trust”), on behalf of its series, separately and not jointly. This Amendment amends the Participation Agreement dated March 5, 2007 (the “Agreement”).
WHEREAS, Nationwide Life Insurance Company, BB&T Asset Management, Inc., and BB&T Variable Insurance Funds originally entered into the Agreement; and
WHEREAS, Nationwide Life Insurance Company is a subsidiary of Nationwide Financial Services, Inc.; and
WHEREAS, the parties agree that Nationwide Life Insurance Company is replaced as party to the Agreement by Nationwide Financial Services, Inc., on behalf of its subsidiary life insurance companies, including Nationwide Life Insurance Company, listed on Exhibit C; and
WHEREAS, Company, Adviser and the Trust desire to amend the Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:
1.	Nationwide Life Insurance Company is replaced by Nationwide Financial Services, Inc., on behalf of its subsidiary life insurance companies listed on Exhibit C (collectively, as “Company”), and all references to “Company” in the Agreement and any subsequent amendments now refers to Nationwide Financial Services, Inc., on behalf of its subsidiary life insurance companies listed on Exhibit C.

2.	Under Section 11.1, both addresses for Company are deleted in their entirety and replaced with the following address:

Nationwide Financial Services, Inc.
One Nationwide Plaza, 2-02-18
Columbus, Ohio 43215
Attention: Associate Vice President, NIA Operations and Third Party Relations

3.	The following section is hereby added to the Agreement as Section 12.9:

12.9 Each party may disclose that it has entered into this arrangement. Further, each party may disclose the annual fees payable to Company for performing certain administrative services under this arrangement.

4.	Schedule A is deleted in its entirety and replaced with the Schedule A attached hereto.

Execution Version
5.	The attached Exhibit C is added to the Agreement.

6.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

7.	Miscellaneous. The names “BB&T Variable Insurance Funds” and “Trustees of BB&T Variable Insurance Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Agreement and Declaration of Trust dated as of June 2, 2007 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “BB&T Variable Insurance Funds” or any series thereof entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.
IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

NATIONWIDE FINANCIAL SERVICES, INC.

/s/ Steven D. Pierce

By:	Steven D. Pierce
Title:	Associate Vice President, NIA Operations and Third Party Relations

BB&T ASSET MANAGEMENT, INC.

/s/ Todd M. Miller

By:	Todd M. Miller
Title:	Vice President

BB&T VARIABLE INSURANCE FUNDS, separately and not jointly

/s/ E.G. Purcell III

By:	E.G. Purcell III
Title:	President

Execution Version
Schedule A
All current and future funds available for sale through the Variable Insurance Products, including but not limited to, the funds listed below.
BB&T Capital Manager Equity VIF
BB&T Large Cap VIF
BB&T Mid Cap Growth VIF
BB&T Special Opportunities Equity VIF
BB&T Total Return Bond VIF

Execution Version
EXHIBIT C
Subsidiary Life Insurance Companies
Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
Nationwide Life Insurance Company of America
Nationwide Life and Annuity Company of America